For Immediate Release                            Bill Zaferos, Manager
April 1, 2002                                    Corporate Communications
                                                 414 226-5431

         Cobalt Sells Innovative Resource Group to APS Healthcare, Inc.

(Milwaukee, Wis.) -Cobalt Corporation (NYSE:CBZ) announced it has sold Innovative Resource Group, a wholly owned subsidiary of Cobalt Corporation, to APS Healthcare Bethesda, Inc. a wholly owned subsidiary of APS Healthcare, Inc.

The transaction affects current operations in Wisconsin, Texas, Florida, Michigan and Arizona.

The terms of the sale were $27 million, $17 million in cash and $10 million in a three-year note. The reported gain on the sale after transaction costs and discounts is expected to be $11 million.

"This transaction remains consistent with Cobalt Corporation's strategic business plan to focus on our core operations," said Thomas R. Hefty, president, chairman and CEO of Cobalt Corporation.

The transaction closed on March 29, 2002.

"We are excited to join APS Healthcare," said James E. Hartert M.D., president and chief operating officer for Innovative Resource Group. "APS is recognized throughout the industry for providing quality specialty managed care services."

Cobalt Corporation has scheduled a conference call for 3:30 pm CDT on April 12, 2002 to discuss revised guidance for the year.

APS Healthcare, Inc. is a privately owned behavioral healthcare company also offering disease management services. APS also offers employee assistance programs which provide assessment and referral services to assist employees and their dependents in identifying and addressing potential mental health and substance abuse problems at their earliest stages. APS provides service to employers, commercial health plans and public sector programs in the United States and Puerto Rico, serving approximately 9 million covered lives. APS is committed to helping people lead healthier lives by providing user-friendly and innovative behavioral healthcare systems. For more information about APS Healthcare, please visit www.apshealthcare.com.

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Innovative Resource Group, a healthcare management company specializing in behavioral health, medical and workers' compensation consulting, care management and administrative services, is headquartered in Waukesha, Wis. Innovative Resource Group serves 2 million lives in 49 states. For more information about Innovative Resource Group, please visit www.IRGresources.com.

Cobalt Corporation is one of the leading, publicly traded managed care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee, Cobalt Corporation was formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc. For more information, visit the Web site at www.cobaltcorporation.com.

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